UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2022

PLANTRONICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12696	77-0207692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Encinal Street Santa Cruz, California 95060
(Address of principal executive offices)

(831) 426-5858
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	POLY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR Sec.230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR Sec.240.12b-2).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.          Entry into a Material Definitive Agreement.

Merger Agreement

Plantronics, Inc. (the “Company”) entered into an Agreement and Plan of Merger dated as of March 25, 2022 (the “Merger Agreement”) with HP Inc. (“Parent”) and Prism Subsidiary Corp. (“Merger Sub”), a wholly owned subsidiary of Parent. The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

The Company’s Board of Directors (the “Company Board”) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders, and approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The Company Board also resolved to recommend that the Company’s stockholders vote to adopt and approve the Merger Agreement and the Merger.

Under the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of the Company (the “Company Common Stock”), subject to certain exceptions set forth in the Merger Agreement, will be canceled and extinguished and will be converted into the right to receive $40.00 in cash, without interest (the “Per Share Price”).

At or immediately prior to the effective time of the Merger, the Company’s stock options will be treated in the following manner:

•
Each vested and unvested outstanding stock option of the Company that has an exercise price per share less than the Per Share Price will be canceled and converted into the right to receive an amount in cash equal to the Per Share Price (less the exercise price per share for such stock option) multiplied by the number of shares of Company Common Stock issuable upon exercise in full of such stock option.

•	Each vested and unvested outstanding stock option of the Company that has an exercise price per share that is equal to or greater than the Per Share Price will be canceled without payment.

At or immediately prior to the effective time of the Merger, the Company’s equity-based awards will be treated in the following manner:

•	Each outstanding share of restricted stock of the Company will vest in full and be converted into the right to receive the Per Share Price.
•
Each outstanding restricted stock unit of the Company (a “Company RSU”) that was granted prior to the date of the Merger Agreement will be canceled and converted into the right to receive an amount in cash equal to the Per Share Price multiplied by the number of shares of the Company Common Stock subject to such Company RSU.

•
Each outstanding Company RSU that is subject to performance-based vesting conditions (a “Company PSU”) that was granted prior to the date of the Merger Agreement will be canceled and converted into the right to receive an amount in cash equal to the Per Share Price multiplied by the total number of shares of Company Common Stock subject to such Company PSU; the Leadership Development and Compensation Committee of the Company Board will calculate the number of Company PSUs that vest in connection with the Mer

•
Each outstanding Company RSU that was granted on or after the date of the Merger Agreement (a “Company Interim RSU”) will be either (in the sole discretion of Parent) (i) assumed by Parent and converted into restricted stock units of Parent (each, an “Assumed RSU”) with respect to a number of shares of common stock of Parent (the “Parent Common Stock”) that is equal to the number of shares of Company Common Stock subject to such Company Interim RSU multiplied by (a) the Per Share Price divided by (b) the average closing price per share of Parent Common Stock on the NYSE for the ten trading-day period ending on the trading day preceding the date of the closing of the Merger, and such Assumed RSU will be subject to the vesting schedule that is applicable to such Company Interim RSU and the other terms and conditions applicable to such Company Interim RSU as in effect immediately prior to the closing of the Merger; or (ii) canceled and converted into the right to receive an amount in cash equal to the total number of shares of Company Common Stock subject to such Company Interim RSU immediately prior to the closing of the Merger, multiplied by the Per Share Price, with such amount payable on the vesting schedule that is applicable to such Company Interim RSU as in effect immediately prior to the closing of the Merger and otherwise subject to the other terms and conditions applicable to such Company Interim RSU as in effect immediately prior to the closing of the Merger.

•
Each outstanding Company PSU that was granted on or after the date of the Merger Agreement (a “Company Interim PSU”) will be canceled and exchanged for a Company Interim RSU with respect to a number of shares of Company Common Stock equal to the number of shares of the Company Common Stock subject to such Company Interim PSU with respect to target performance (on a one-for-one basis), and with the same remaining time-based vesting schedule (annual ratable vesting over three years) that would have been applicable had the Company Interim PSU been initially granted as a Company Interim RSU, and such award will be treated as a Company Interim RSU as described above.

Under the Merger Agreement, consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including, among others: (i) adoption and approval of the Merger Agreement by the Company’s stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock; (ii) the absence of any legal restraint by a court or governmental authority of competent jurisdiction preventing, prohibiting or making illegal the consummation of the Merger; and (iii) the expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under the antitrust and foreign investment laws of certain non-United States jurisdictions. Parent’s consummation of financing arrangements required to complete the Merger, if any, is not a condition to the consummation of the Merger.

The Merger Agreement contains customary representations, warranties and covenants made by each of the Company, Parent and Merger Sub, including, among others, covenants by the Company regarding the conduct of its business prior to the closing of the Merger. Beginning on the date of the Merger Agreement, the Company is subject to customary ”no-shop” restrictions pursuant to which the Company is required, among other things, not to solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposals (as defined in the Merger Agreement) and, subject to certain exceptions, not to engage in discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any such Takeover Proposal. In addition, the Company has agreed that, subject to certain exceptions, the Company Board will not change, modify or withdraw its recommendation that the Company’s stockholders vote to adopt and approve the Merger Agreement. The Company has also agreed that, unless the Merger Agreement is validly terminated, the Company will file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the adoption of the Merger Agreement by the Company’s stockholders no later than the 25th business day after the date of the Merger Agreement, and the Company will convene and hold a special meeting of the Company’s stockholders for the purpose of seeking the adoption of the Merger Agreement by the Company’s stockholders no later than the 40th calendar day after the mailing of the definitive proxy statement has commenced.

Either the Company or Parent may terminate the Merger Agreement if, among certain other circumstances, (i) the Merger has not been consummated on or before December 27, 2022, which date may be extended automatically for two successive 90 day extensions in certain circumstances where the Merger has not been consummated because of the failure to obtain clearance, or the imposition of legal restraints, under antitrust and foreign investment laws or (ii) the Company’s stockholders fail to adopt and approve the Merger Agreement. The Company may terminate the Merger Agreement in certain additional circumstances, including to allow the Company to enter into a definitive agreement for an alternative acquisition proposal that constitutes a Superior Proposal (as defined in the Merger Agreement). Parent may terminate the Merger Agreement in certain additional limited circumstances, including if the Company Board withdraws its recommendation that the Company’s stockholders vote to adopt and approve the Merger Agreement, or if the Company’s “no shop” restrictions are breached in any material respect.

Upon termination of the Merger Agreement under the limited specified circumstances, the Company will be required to pay Parent a termination fee of $66,000,000. Specifically, this termination fee is payable by the Company to Parent if the Merger Agreement is terminated by (i) Parent because the Company Board withdraws its recommendation that the Company’s stockholders vote to adopt and approve the Merger Agreement and the Merger; (ii) Parent because the Company’s “no shop” restrictions are breached in any material respect; or (iii) the Company to enter into a definitive agreement for a Superior Proposal. The termination fee will also be payable if the Merger Agreement is terminated in certain circumstances after a proposal for, generally speaking, a Takeover Proposal with respect to at least 50 percent of the Company’s stock or assets has been made to the Company or to the Company’s stockholders generally or has otherwise become publicly known, and the Company subsequently enters into a definitive agreement providing for, or consummates, an alternative transaction with respect to at least 50 percent of the Company’s stock or assets within one year after termination.

The Merger Agreement also provides that the Company, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 and is incorporated into this report by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;
•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

Additional Information and Where to Find It

The Company, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the proposed acquisition of the Company (the “Transaction”). The Company plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction. Robert C. Hagerty, Marv Tseu, Kathy Crusco, Brian Dexheimer, Greggory Hammann, Guido Jouret, Talvis Love, Marshall Mohr, Daniel Moloney, David Shull and Yael Zheng, all of whom are members of the Company Board, and Charles Boynton who is the Company’s Executive Vice President and Chief Financial Officer, are participants in the Company’s solicitation. None of such participants owns individually in excess of 1% of the Company Common Stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2021 Annual Meeting of Stockholders (the “2021 Proxy Statement”), which was filed with the SEC on June 14, 2021. To the extent that holdings of the Company’s securities have changed since the amounts printed in the 2021 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, the Company will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Transaction will also be available, free of charge, at the Company’s investor relations website (https://investor.poly.com) or by contacting the Company’s Investor Relations at IR@poly.com.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; the anticipated benefits of the Transaction and other considerations taken into account by the Company Board in approving the Transaction; and expectations for the Company prior to and following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: the possibility that the conditions to the closing of the Transaction are not satisfied on a timely basis or at all, including the risk that the required approval from the Company’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction; possible disruption related to the Transaction to the Company’s current plans and operations, including through the loss of employees, customers and business partners; economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, supply chain disruptions, or the military conflict in Ukraine and related sanctions against Russia and Belarus) or competition, or changes in such conditions, negatively affecting the Company’s business, operations and financial performance;  the failure to realize anticipated benefits of the Transaction when expected or at all; and other risks and uncertainties detailed in the periodic reports that the Company files with the SEC, including the Company’s Annual Report on Form 10-K filed with the SEC on May 18, 2021, and Quarterly Reports on Form 10-Q filed with the SEC on July 30, 2021, October 28, 2021 and February 8, 2022, each of which may be obtained on the investor relations section of the Company’s website (https://investor.poly.com). All forward-looking statements in this communication are based on information available to the Company as of the date of this communication, and the Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company and Lisa Bodensteiner, the Company’s Executive Vice President, Chief Legal and Compliance Officer, entered into an amendment dated March 25, 2022 (the “Amendment”) to Ms. Bodensteiner’s Change of Control Severance Agreement dated October 30, 2020 (the “Change of Control Severance Agreement”). The Amendment was approved by the Company Board based on the recommendations of its Leadership Development and Compensation Committee. The Change of Control Severance Agreement, which had a two year term that was set to expire on October 30, 2022 (the “Original Term”), was amended by the Amendment to provide for automatic extensions on each annual anniversary date from the Original Term. This Amendment was made to align the term of Ms. Bodensteiner’s Change of Control Severance Agreement with that of other named executive officers of the Company. No other modifications were made to the Change of Control Severance Agreement and except as modified by the Amendment, the Change of Control Severance Agreement remains unmodified and in full force and effect.

Item 8.01.	Other Items.

On March 28, 2022, the Company issued a joint press release with Parent announcing execution of the Merger Agreement. A copy of the press release is included as Exhibit 99.1 and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated March 25, 2022, among HP Inc., Prism Subsidiary Corp. and Plantronics, Inc.*
99.1	Joint Press Release of the Company and Parent, dated March 28, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

__________________________

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. The Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PLANTRONICS, INC.

Date:	March 28, 2022	By:	/s/ Charles D. Boynton
		Name:	Charles D. Boynton
		Title:	Executive Vice President and Chief Financial Officer